Exhibit 99.1
PRESS RELEASE
Medwave Receives Delisting Warning Letter From Nasdaq
ST. PAUL, Minn., January 8, 2007 — Medwave, Inc. (Nasdaq: MDWV — News) today announced that, on January 5, 2007, Medwave, Inc. received a Nasdaq Staff Deficiency Letter (the “Deficiency Letter”) from The Nasdaq Stock Market’s Listing Qualifications department (the “Staff”), notifying it that the closing price per share of Medwave’s common stock was below the $1.00 minimum bid price requirement for 30 consecutive trading days and that, as a result, it no longer meets The Nasdaq Capital Market’s minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) (the “Rule”). The Deficiency Letter also stated that, in accordance with Marketplace Rule 4310(c)(8)(D), Medwave will be provided 180 calendar days, or until July 5, 2007, to regain compliance with the Rule. If at any time before July 5, 2007, the bid price of Medwave’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, subject to Marketplace Rule 4310(c)(8)(E), Medwave will be provided written notice that its common stock again complies with the Rule.
If compliance with the Rule cannot be demonstrated by July 5, 2007, the Staff will determine whether Medwave’s common stock meets The Nasdaq Capital Market’s initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If Medwave’s common stock meets the initial listing criteria, Medwave will be given notice that it has been granted an additional 180 calendar-day period to comply with the Rule. If it is determined that Medwave’s common stock is not eligible for this additional compliance period, Medwave will be given notice that its common stock will be delisted from The Nasdaq Capital Market. At that time, Medwave may appeal to a Listing Qualifications Panel the Staff’s determination to delist its common stock.
Medwave’s management and Board of Directors are considering various alternatives to address this issue.
About Medwave
Medwave develops, manufacturers and distributes sensor-based non-invasive blood pressure solutions. Medwave trades on the NASDAQ capital market under the symbol MDWV.
Cautionary Statements
Statements made in this release that are stated as expectations, plans, anticipations, prospects or future estimates or which otherwise look forward in time are considered “forward-looking statements” and involve a variety of risks and uncertainties, known and unknown, which are likely to affect the actual results. The following factors, among others, as well as factors discussed in the Medwave’s filings with the Securities and Exchange Commission, have affected and, in the future, could affect Medwave’s actual results: resistance to the acceptance of new blood pressure monitoring products; the market acceptance of FusionTM, the Vasotrac® system and other products of Medwave, particularly in light of the recent operational difficulties with our now discontinued Primo hand-held monitor; hospital budgeting cycles; the possibility of adverse or negative results or commentary from clinical researchers or other users or evaluators of Medwave’s products; Medwave’s success in creating effective distribution channels for its products; Medwave’s ability to scale up its manufacturing process; and delays in product development or enhancement or regulatory approval. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Medwave undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.